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Exhibit (a)(1)(c)

FIRST SUPPLEMENT TO
CHANGE OF CONTROL NOTICE AND OFFER TO PURCHASE

Harrah's Operating Company, Inc. (as Successor to Caesars Entertainment, Inc.)
Offer to Purchase for Cash Any and All of its Outstanding
Floating Rate Contingent Convertible Senior Notes Due 2024
(CUSIP Nos. 127687 AA9 and 127687 AB7)

THE OFFER WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON AUGUST 12, 2005 UNLESS EXTENDED OR EARLIER TERMINATED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED OR EARLIER TERMINATED, REFERRED TO AS THE "EXPIRATION TIME"). HOLDERS OF THE NOTES MUST TENDER THEIR NOTES IN THE MANNER DESCRIBED IN THE OFFER TO PURCHASE REFERRED TO BELOW ON OR PRIOR TO THE EXPIRATION TIME TO RECEIVE THE PURCHASE PRICE. NOTES TENDERED IN THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION TIME. IF THE NOTES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER, ONLY HOLDERS OF NOTES WHO HAVE VALIDLY TENDERED AND NOT WITHDRAWN THEIR NOTES WILL RECEIVE THE PURCHASE PRICE.

The date of this first supplement is July 22, 2005

        Harrah's Operating Company, Inc. (referred to as "we," "us," "our" or the "Company") hereby amends and supplements the change of control notice and offer to purchase dated July 13, 2005 (as amended and supplemented from time to time, referred to as the "offer to purchase"). Except as set forth in this supplement, the terms and conditions of the offer referred to in the offer to purchase remain as set forth in the offer to purchase.

        The offer to purchase is hereby revised as follows:

Summary Term Sheet

        The section captioned "Summary Term Sheet" set forth in the offer to purchase is hereby amended to replace the third sentence in the paragraph under the question "Are there any conditions to the offer?" on page 3 of the offer to purchase with the following sentence:

        "The only conditions to this offer are (1) the timely and proper delivery and tender of notes in accordance with the terms of the offer and (2) that the offer must comply with applicable law."

DOCUMENTS INCORPORATED BY REFERENCE

        The section captioned "Documents Incorporated by Reference" set forth on page 6 in the offer to purchase is hereby amended to replace the second sentence of the first paragraph of that section with the following sentence:

        "The information incorporated by reference is an important part of this offer to purchase."

Section 1. Introduction.

        The section captioned "Section 1. Introduction." set forth on page 9 in the offer to purchase is hereby amended to replace the first sentence of the fourth paragraph of that section with the following sentence:

        "In the event that we withdraw or terminate the offer because either or both of the conditions to the offer described in "Section 12. Conditions of the Offer." have not been satisfied, the purchase price will not be paid or become payable to holders of the notes who have tendered their notes."

Section 5. Price Range of Notes and Common Stock; Dividends.

        The section captioned "Section 5. Price Range of Notes and Common Stock; Dividends." set forth on pages 10 and 11 in the offer to purchase is hereby amended to replace the first paragraph of that section with the following two paragraphs:

        "There is no established reporting system or trading market for trading in the notes; however, we believe the notes currently are traded over-the-counter or on the PORTAL Market of the Nasdaq Stock Market. We believe that trading in the notes has been limited and sporadic. However, various dealers, brokers or traders publicly price quotations for the notes. For the quarter ended June 30, 2005, the high and low end-of-day bid/offer quotes of the notes based on a price per $100 principal amount at maturity of the notes, as reported by Bloomberg, was $128.00 and $118.00, respectively. Quotations for securities that are not widely traded may differ from actual trading prices and should be viewed as approximations. Holders are urged to contact their broker to obtain current market prices for the notes.

        Following the consummation of the offer, we expect that notes not purchased in the offer will continue to be traded over-the-counter or on the PORTAL Market of the Nasdaq Stock Market; however, we anticipate that the trading market for the notes might be even more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller "float") may command a lower price and trade with greater volatility than would a comparable debt security with a greater float. Consequently, our purchase of notes pursuant to the offer will reduce the float and may negatively impact the liquidity, market value and price volatility of the notes that remain outstanding following the offer. We cannot assure you that a trading market will exist for the notes following the offer. The extent of the market for the notes following consummation of the offer will depend upon, among other things, the remaining outstanding principal amount of the notes at such time, the number of holders of notes remaining at such time and the interest in maintaining a market in such notes on the part of securities firms."

Section 7. Acceptance of Notes for Payment.

        The section captioned "Section 7. Acceptance of Notes for Payment." set forth on pages 12 and 13 in the offer to purchase is hereby amended to replace the second sentence of the second paragraph of that section with the following sentence:

    "We also expressly reserve the right, in our sole discretion, to withdraw or terminate the offer if either or both of the conditions specified in the section captioned "Section 12. Conditions of the Offer." have not been satisfied."

Section 8. Expiration, Extension, Amendment, Withdrawal or Termination of the Offer.

        The section captioned "Section 8. Expiration, Extension, Amendment or Termination of the Offer." set forth on pages 13 and 14 in the offer to purchase is hereby amended such that the section is re-named "Section 8. Expiration, Extension, Amendment, Withdrawal or Termination of the Offer." All references in the offer to purchase to such section shall be as so re-named.

        The section captioned "Section 8. Expiration, Extension, Amendment, Withdrawal or Termination of the Offer." set forth on pages 13 and 14 in the offer to purchase is hereby amended to replace the first sentence of the second paragraph of that section with the following sentence:

    "We expressly reserve the right, at any time or from time to time, subject to applicable law and the provisions of the indenture, (i) to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and the payment for, the notes, by giving oral or written notice of such extension to the paying agent, (ii) to amend the offer in any respect by giving oral or written notice of such amendment to the paying agent and (iii) to withdraw or terminate the offer in our sole discretion if either or both of the conditions specified in the section captioned "Section 12. Conditions of the Offer." have not been satisfied.

Section 12. Conditions of the Offer.

        The section captioned "Section 12. Conditions of the Offer." set forth on page 17 of the offer to purchase is hereby amended in its entirety to read as follows:

          "There are no conditions to this offer except (1) for the timely and proper delivery and tender of notes in accordance with the terms of the offer and (2) that the offer must comply with applicable law. We reserve the right to withdraw or terminate the offer in our sole discretion if either or both of such conditions have not been satisfied. The offer is not conditioned on our ability to obtain sufficient financing to purchase notes validly tendered and not withdrawn pursuant to the offer."

Section 13. Material United States Federal Income Tax Consequences.

        The section captioned "Section 13. Certain United States Federal Income Tax Consequences" set forth on pages 17 to 21 of the offer to purchase is hereby amended such that the section is re-named "Section 13. Material United States Federal Income Tax Consequences." All references in the offer to purchase to such section shall be as so-renamed.

        The section captioned "Section 13. Material United States Federal Income Tax Consequences" set forth on pages 17 to 21 of the offer to purchase is hereby amended to replace the second sentence of the first paragraph of that section with the following sentence:

        "This discussion is not a complete analysis of all potential U.S. federal income tax consequences, nor does it address any tax consequences arising under any state, local or foreign tax laws."

        The section captioned "Section 13. Material United States Federal Income Tax Consequences" set forth on pages 17 to 21 of the offer to purchase is hereby amended to replace the third paragraph of that section with the following sentence:

        "WE RECOMMEND THAT YOU CONSULT YOUR TAX ADVISOR REGARDING THE APPLICATION OF THE U.S. FEDERAL TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS."

July 22, 2005	HARRAH'S OPERATING COMPANY, INC.

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FIRST SUPPLEMENT TO CHANGE OF CONTROL NOTICE AND OFFER TO PURCHASE
DOCUMENTS INCORPORATED BY REFERENCE